Armata Pharmaceuticals Announces Third Quarter 2023 Results and

Provides Corporate Update

LOS ANGELES, Calif., November 14, 2023 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its third quarter ended September 30, 2023, and provided a corporate update.

Third Quarter 2023 and Recent Developments:

•

Reported accelerating enrollment in the Phase 2a portion of the diSArm study of AP-SA02 as a potential treatment for Staphylococcus aureus bacteremia, as well as the Phase 2 Tailwind study of AP-PA02 in non-cystic fibrosis bronchiectasis (NCFB) patients with Pseudomonas aeruginosa lung infections.

•	Completed analysis of Phase 1b/2a SWARM-P.a. trial data and finalized Clinical Study Report.
o	Topline data from SWARM-P.a. was presented at the North American Cystic Fibrosis Conference (NACFC) as part of the Plenary II session, held November 2-4, in Phoenix.
•	Continued to analyze the feasibility of enrolling AP-SA02 prosthetic joint infection (PJI) study subjects at current diSArm study sites for dual use enrollment.
•

Progressed the build-out of the Company’s advanced biologics manufacturing facility, including ongoing construction of cGMP suites and fill and finish clean room, and completion of all R&D labs and administrative space.

●	Delivered a presentation on the Company’s phage development programs at the Phage Futures: Global Digital Summit 2023, held on October 25.

“During the third quarter, we continued to make meaningful progress advancing our pipeline of phage therapeutics that we believe can address the growing global health crisis of multidrug resistant bacterial infections,” stated Dr. Deborah Birx, Chief Executive Officer. “Notably, we are seeing accelerating enrollment in the Phase 2a portion of our diSArm study of AP-SA02. Due to the continued high level of patient tolerance on the intravenous phage, we expect to escalate our dose throughout the Phase 2 trial to define the Phase 3 dose.  We are developing AP-SA02 with financial support from the Department of Defense as a potential treatment for S. aureus bacteremia.  We believe the current enrollment trends will result in completion of the Phase 2 study in 2024, which would allow us to design the pivotal Phase 3 trial.”

“Regarding AP-PA02, we are also seeing accelerating enrollment in our ongoing Tailwind Phase 2 study of PA02 in non-cystic fibrosis bronchiectasis. Importantly, both our diSArm and Tailwind studies continue to demonstrate favorable safety and tolerability profiles, including IV administration twice per day over multiple days.”

“We are also fast approaching the completion of the build-out of our advanced biologics manufacturing facility that will provide us with the capacity to execute our own late-stage trials while pursuing important partnering opportunities. When completed, this facility will represent a significant step towards firmly establishing our position as a leader in the development of phage-based therapeutics.”

“I am pleased with our continued progress, our ability to contain costs despite one-time G&A expenses realized in the third quarter. I believe we are well positioned to sustain our current momentum while continuing to contain costs through the remainder of the year and into 2024,” Dr. Birx concluded.

Third Quarter 2023 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.2 million for the three months ended September 30, 2023, which represents Medical Technology Enterprise Consortium (“MTEC”)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $16.3 million in grant funding from MTEC administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized approximately $1.3 million of revenue in the comparable period in 2022.

Research and Development. Research and development expenses for the three months ended September 30, 2023 were approximately $8.0 million as compared to approximately $8.4 million for the comparable period in 2022. The decrease was primarily related to reduced personnel and related expenses, including recruiting expenses and stock-based compensation expense.

General and Administrative. General and administrative expenses for the three months ended September 30, 2023 were approximately $3.6 million as compared to approximately $1.6 million for the comparable period in 2022. The increase was primarily related to the increased legal and other professional services expenses, a one-time expense related to financing costs recognized as an expense during the three months ended September 30, 2023.

Loss from Operations. Loss from operations for the three months ended September 30, 2023 was $(10.3) million as compared to a loss from operations of approximately $(8.6) million for the comparable period in 2022.

Cash and Equivalents. As of September 30, 2023, Armata held approximately $24.0 million of unrestricted cash and cash equivalents, as compared to $14.9 million as of December 31, 2022. On July 11, 2023, Armata announced a new credit agreement with Innoviva for gross proceeds totaling $25.0 million.

As of November 14, 2023, there were approximately 36.1 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to Armata’s bacteriophage development programs, Armata’s ability to set up or operate R&D and manufacturing facilities, Armata’s ability to meet expected milestones, Armata’s future success or failure, Armata’s ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, Armata’s ability to develop new products based on natural bacteriophages and synthetic bacteriophages and Armata’s ability to obtain additional funding and capacity to repay, refinance, or restructure its existing debt and obligations. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata’s current expectations. Forward-looking statements involve risks and uncertainties. Armata’s actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata’s lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; that the top line results are indicative of the final data; Armata’s ability to expedite development of AP-PA02 and AP-SA02; Armata’s ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata’s ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company’s expected market opportunity for its products; Armata’s ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata’s control, caused by the ongoing COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 16, 2023, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$23,958,000	$14,852,000
Prepaid expenses	4,130,000	3,664,000
Other receivables	8,497,000	8,531,000
Total current assets	36,585,000	27,047,000
Property and equipment, net	9,250,000	3,617,000
Operating lease right-of-use asset	44,886,000	43,035,000
Intangible assets, net	13,746,000	13,746,000
Other long term assets	8,294,000	8,389,000
Total assets	$112,761,000	$95,834,000

Liabilities and shareholders’ (deficit) equity
Total current liabilities	$21,884,000	$24,873,000
Long term debts	72,024,000	—
Other long term liabilities	28,162,000	31,804,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	125,147,000	59,754,000
Shareholders’ (deficit) equity	(12,386,000)	36,080,000
Total liabilities and shareholders’ (deficit) equity	$112,761,000	$95,834,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Grant revenue	$1,225,000	$1,338,000	$3,001,000	$4,457,000
Operating expenses:
Research and development	7,978,000	8,400,000	25,842,000	25,448,000
General and administrative	3,583,000	1,561,000	8,470,000	5,627,000
Total operating expenses	11,561,000	9,961,000	34,312,000	31,075,000
Loss from operations	(10,336,000)	(8,623,000)	(31,311,000)	(26,618,000)
Other income (expense), net	(1,129,000)	9,000	(1,065,000)	15,000
Change in fair value of convertible debt	(15,833,000)	—	(12,959,000)	—
Loss on convertible debt extinguishment	(3,863,000)	—	(3,863,000)	—
Loss before income taxes and net loss	$(31,161,000)	$(8,614,000)	$(49,198,000)	$(26,603,000)
Net loss per share, basic and diluted	$(0.86)	$(0.24)	$(1.36)	$(0.79)
Weighted average shares outstanding, basic and diluted	36,086,990	36,038,686	36,067,025	33,704,071

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(49,198,000)	$(26,603,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	679,000	647,000
Share-based compensation expense	745,000	2,288,000
Change in fair value of convertible debt	12,959,000	—
Non-cash interest expense	1,176,000	—
Loss on convertible debt extinguishment	3,863,000	—
Change in right-of-use asset	662,000	1,215,000
Changes in operating assets and liabilities:	(10,203,000)	457,000
Net cash used in operating activities	(39,317,000)	(21,996,000)
Investing activities:
Purchases of property and equipment	(5,744,000)	(2,666,000)
Net cash used in investing activities	(5,744,000)	(2,666,000)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	29,101,000	—
Proceeds from issuance of long-term debt, net of issuance costs	24,925,000	—
Proceeds from sale of common stock, net of offering costs	—	44,391,000
Proceeds from exercise of stock options	5,000	125,000
Net cash provided by financing activities	54,031,000	44,516,000
Net increase in cash, cash equivalents and restricted cash	8,970,000	19,854,000
Cash, cash equivalents and restricted cash, beginning of period	20,812,000	11,488,000
Cash, cash equivalents and restricted cash, end of period	$29,782,000	$31,342,000

	Nine Months Ended September 30,
	2023	2022
Cash and cash equivalents	$23,958,000	$25,382,000
Restricted cash	5,824,000	5,960,000
Cash, cash equivalents and restricted cash	$29,782,000	$31,342,000